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                                                                     EXHIBIT 5.3

                        [Letterhead of Bonn & Schmitt]


                                                                October 27, 1998



CDRJ Investments (Lux) S.A.          Jafra Cosmetics International, S.A. de C.V.
10, rue Antoine Jans                 Consultoria Jafra, S.A. de C.V.
L 1820 Luxembourg                    Distribuidora Venus, S.A. de C.V.
Luxembourg                           Dirsamex, S.A. de C.V.
                                     Reday, S.A. de C.V.
                                     Qualifax, S.A. de C.V.
Jafra Cosmetics International, Inc.  Jafra Cosmetics S.R.L.
2451 Townsgate Road                  Blvd. Adolfo Lopez Mateos  #515
Westlake Village, CA  91361          Colonia Tlacopac, 01040
                                     Mexico, D.F.

                      Registration Statement on Form S-4
                    of Jafra Cosmetics International, Inc.,
                 Jafra Cosmetics International, S.A. de C.V.,
                      CDRJ Investments (Lux) S.A. and the
                     Subsidiary Guarantors referred herein
                         (Registration No. 333-62989)
                 --------------------------------------------

Ladies and Gentlemen:

      We have acted as special Luxembourg counsel to CDRJ Investments (Lux) S.A., a Luxembourg societe anonyme (the "Parent") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a Prospectus (the "Prospectus") relating to the proposed offering by Jafra Cosmetics International, Inc., a Delaware corporation (the "U.S. Issuer") and Jafra Cosmetics S.A. de C.V., a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Jafra S.A." and together with the U.S. Issuer, the "Issuers"), of U.S.$100,000,000 aggregate principal amount of the Issuers' 11 3/4% Senior Subordinated Notes Due 2008 (the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuers' outstanding 11 3/4% Senior Subordinated Notes Due 2008 (the "Existing Notes"). The New
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Notes are to be issued pursuant to the Indenture, dated as of April 30, 1998, among the Parent, the Issuers and State Street Bank and Trust Company, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of April 30, 1998 (as so supplemented, the "Indenture"), among Consultoria Jafra, S.A. de C.V., Distribuidora Venus, S.A. de C.V., Dirsamex, S.A. de C.V., Reday, S.A. de C.V., Qualifax, S.A. de C.V., Jafra Cosmetics S.R.L, each of which is a subsidiary of Jafra S.A. and a company organized under the laws of the United Mexican States (collectively, the "Subsidiary Guarantors"), the Parent, the Issuers and the Trustee. The obligations of the U.S. Issuer pursuant to the New Notes are to be guaranteed by the Parent and Jafra S.A. and the obligations of Jafra S.A. pursuant to the New Notes are to be guaranteed by the Parent, the U.S. Issuer and the Subsidiary Guarantors, pursuant to and as set forth in the Indenture (such guarantees by the Parent, the "Parent Guarantee," such guarantees by the Issuers, the "Cross Guarantees," and such guarantees by the Subsidiary Guarantors, the "Subsidiary Guarantees").

      We have examined the following:

      1.  the Indenture;

      2.  the Parent Guarantee as set forth in the Indenture;

      3. resolutions adopted at a meeting of the Board of Directors of the Parents held on September 3, 1998;

      4.  the articles of incorporation of the Parent; and

      5.  such other documents as we have deemed necessary.

      The Indenture, the Parent Guarantee and the New Notes are together referred to as the "Issue Documents."

      For the purposes of this opinion, we have also assumed:

      (a) that the execution, delivery and performance of the Issue Documents are within the corporate power and authority of the parties thereto, other than Parent, including but not limited to the parties' obligations under the Cross Guarantees and the Subsidiary Guarantees, as the case may be, and that these Issue Documents have been duly authorized, executed and delivered by, and are binding upon, all such parties, other than Parent;

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      (b) that the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture;

      (c) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

      (d) that all authorizations and consents of any public authority of any country other than the Grand-Duchy of Luxembourg which may be required in connection with the execution, delivery and performance of the Indenture and the issuance of the New Notes have been or will be obtained;

      (e) that the documents are substantially in the form of the drafts or copies we have examined; and

      (f) the legality, validity and enforceability of the Issue Documents, the Cross Guarantees, and the Subsidiary Guarantees under their governing laws (other than the laws of Luxembourg).

      On the basis of the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are, as of the date hereof, of the opinion that:

      (i) Parent has been duly incorporated and is validly existing under the laws of Luxembourg;

      (ii) Parent had and has the corporate power and authority to execute, deliver and perform its obligations under the Issue Documents;

      (iii) The Indenture has been duly authorized, executed and delivered by the Parent;

      (iv) The choice of law provisions set forth in the Issue Documents will be recognized by the courts of Luxembourg; Parent may sue or be sued in its own name under the laws of Luxembourg; under the laws of Luxembourg the submission of Parent to the jurisdiction of federal and state courts in the Borough of Manhattan in the City of New York (each a "New York Court" and collectively the "New York Courts") is legal, valid and binding; any judgment obtained in a New York Court arising out of or in relation to the obligations of Parent under the Issue Documents will be recognized in Luxembourg, subject to and in accordance with applicable rule on enforcement of foreign judgment; and

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      (v)   No Luxembourg governmental authorization is required to effect payments of principal, premium, if any, and interest (including any Additional Amounts due and payable thereon) on the New Notes or any payment in respect of the Parent Guarantee.

      The opinions expressed herein are subject to the following qualifications:

      (a) the obligations of Parent under the Issue Documents and the enforceability of the Issue Documents will be subject to and may be limited by any applicable bankruptcy, liquidation, insolvency or other laws of similar effect relating to or affecting the enforcement of creditors' rights generally;

      (b) the enforcement of the Indenture and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law and no opinion is given herein as to the availability of any specific performance remedy, other than monetary damages, for the enforcement of any obligation of Parent and this opinion should not be taken to imply that a Luxembourg Court will necessarily grant any remedy, in particular, orders for specific performance and injunctions will not be available;

      (c) where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg they may not be enforceable under Luxembourg law if and to the extent such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction;

      (d) a Luxembourg Court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg Court and a Luxembourg Court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before the Court;

      (e) whilst, in the event of any proceedings being brought in a Luxembourg Court in respect of a monetary obligation expressed to be payable in a currency other than Luxembourg francs, a Luxembourg Court would have power to give judgment expressed as an order to pay a currency other than Luxembourg francs, enforcement of the judgment against the Parent in Luxembourg would be available only in Luxembourg francs and for such purposes all claims or debts are converted into Luxembourg francs normally at the prevailing exchange rate on the date of payment;

      (f) claims may become barred under the statutory limitation period rules or may be or become subject to defenses of set-off or counterclaims;

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      (g) any determination or certificates made or given pursuant to the provisions of the Indenture which provide for such determination or certificate to be final, conclusive or binding might not necessarily be held under Luxembourg law to be final, conclusive or binding;

      (h) we express no opinion as to whether any provision in the Indenture conferring a right of set-off or similar right would be effective against a bankruptcy receiver, liquidator or a creditor;

      (i) a contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg Court as constituting an excessive pecuniary remedy;

      (j) as regards jurisdiction, a Luxembourg Court may stay proceedings if concurrent proceedings based on the same grounds and between the same parties have been brought previously before another Court; and

      (k) a contractual provision allowing the service of process against the Parent to a service agent would not preclude the Luxembourg statutory provisions allowing the valid servicing of process against the Parent at its domicile.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

      This opinion is strictly limited to the matters of Luxembourg law stated herein and is not to be read as extending by implication to any other matters. This opinion is governed by Luxembourg law and the Luxembourg Courts have exclusive jurisdiction in respect thereto.



                                       Yours faithfully,

                                       /s/ Bonn & Schmitt

                                       BONN & SCHMITT

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